UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2009
CITIZENS FIRST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32041	38-3573852
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

525 Water Street, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
          On November 25, 2009, Citizens First Bancorp, Inc.’s (the “Company”) Board of Directors reviewed the notices discussed below. In connection with its review the Board of Directors instructed management to prepare an analyses of the alternatives to the continued listing of its common stock on the Nasdaq Global Select Market, including the transfer to The Nasdaq Capital Market or trading of the Company’s securities on the OTC Bulletin Board.
           On November 20, 2009, the Company received written notice from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is currently not in compliance with the following Nasdaq continued listing requirements:
•	Marketplace Rule 5450(b)(1)(C) which requires a minimum market value of publicly held shares of $5,000,000;

•	Marketplace Rule 5450(b)(1)(A) which requires a minimum stockholders’ equity of $10,000,000; and

•	Marketplace Rule 5250(c)(1) which requires Nasdaq listed companies to be current with respect to the filing their periodic reports with the SEC.
          The Company issued a press release on November 25, 2009 that disclosed its receipt of these notices from Nasdaq. A copy of the press release is furnished herewith as Exhibit 99.1. A copy of the release is also available on the Company’s web site.
          The Company previously reported its receipt on October 9, 2009, of written notice from Nasdaq indicating that the Company is not in compliance with Nasdaq’s continued listing requirement under Marketplace Rule 5450(a)(1) which requires a minimum bid price for common stock of $1.00 per share.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          Effective November 20, 2009, Bethany A. Belanger resigned from her position on the Company’s Board of Directors, citing her many additional commitments in the community. The Company appreciates the fine service provided by Ms. Belanger during her tenure on the Board.

Item 9.01.	Financial Statements and Exhibits
               Exhibit 99.1. Press release dated November 25, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

CITIZENS FIRST BANCORP, INC.
Date: November 25, 2009	By:	/s/ Marshall J. Campbell
Marshall J. Campbell
Chairman, President and Chief Executive Officer